                                                                                                NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Strong Year-End Earnings
Earnings are third highest in Company history

ST. LOUIS (October 28, 2011) – The Laclede Group, Inc. (NYSE: LG) today reported consolidated net income for its fiscal year ended September 30, 2011 of $63.8 million, or $2.86 diluted earnings per share and third highest in the Company’s history, compared to $54.0 million, or $2.43 per share, for fiscal 2010. On a non-GAAP basis, 2011 net economic earnings totaled $62.4 million, or $2.79 per share, compared to $56.1 million, or $2.52 per share, for 2010. A chart of net economic earnings follows.

For the fourth quarter of 2011, the Company posted a loss of $2.8 million, or $0.13 per share, compared to a loss of $1.6 million, or $0.07 per share, for the same quarter of 2010. On a net economic earnings basis, the Company posted a loss of $3.1 million, or $0.14 per share in the current year, compared to a loss of $1.4 million, or $0.06 per share in the prior year. Laclede Gas typically experiences losses in its fiscal fourth quarter due to lower gas usage by utility customers during the summer months.

The Company’s operating results for fiscal year 2011 reflected improved performance at Laclede Gas Company, the Company’s core utility subsidiary. These positive results were partially offset by lower earnings at Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider.

“Our regulated utility led the way this past year, as we achieved our third highest earnings in the history of the Company,” said Douglas H. Yaeger, chairman and chief executive officer of The Laclede Group. “These results are a testament to the dedication of our employees who are committed to serving our customers and shareholders.”

RESULTS OF OPERATIONS

Laclede Gas Company

Laclede Gas Company reported $53.8 million in net income for the fiscal year, a $14.1 million increase over 2010. The higher year-over-year earnings reflect the general rate increase that went into effect September 1, 2010 and higher earnings from non-regulated sales of propane inventories no longer required to serve utility customers. These positive impacts were partially offset by higher operating costs, as the net effect of lower maintenance costs and other operating efficiencies were more than offset by higher pension and benefit costs.

For the fourth quarter of 2011, Laclede Gas Company reported a loss of $5.4 million compared to a loss of $4.8 million for the same quarter last year. The Company typically experiences losses in the fourth quarter due to lower gas usage by utility customers during the summer months, as noted above.

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Laclede Energy Resources

LER reported net income of $10.4 million for fiscal 2011, compared to $13.7 million for the prior year. LER’s net economic earnings for 2011 were $9.0 million, compared to $15.7 million, for 2010. These results were primarily due to reduced margins and lower natural gas sales volumes, driven mainly by narrow regional price differentials and limited price volatility that have prevailed throughout the year, and have become the norm in the marketplace.

For the fourth quarter of 2011, LER reported net income of $3.2 million, slightly above the same quarter last year. LER’s net economic earnings for the fourth quarter were $2.9 million, compared to $3.3 million for 2010. For the quarter, lower margins and volume were offset in part by lower transportation costs resulting from renegotiation of transportation contracts that were up for renewal.

ABOUT THE LACLEDE GROUP

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal results for the fourth quarter and year-end 2011, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission.

Net Economic Earnings

This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  The Laclede Group’s non-regulated subsidiary LER and, to a lesser extent, Laclede Gas account for certain transactions through fair value measurements. As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from

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the current changes in the fair value of financial and physical transactions prior to their completion and settlement. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

(Millions, except per share amounts)	Net Economic Earnings (Losses) (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (Loss) (GAAP)	Net Economic EPS (2) (Non-GAAP)	Diluted EPS (GAAP)

Quarter Ended September 30, 2011
Laclede Gas Company	$(5.4)	$—	$(5.4)	$(0.24)	$(0.25)
Laclede Energy Resources, Inc.	2.9	0.3	3.2	0.13	0.15
Other	(0.6)	—	(0.6)	(0.03)	(0.03)
Total	$(3.1)	$0.3	$(2.8)	$(0.14)	$(0.13)
Per Share Amounts (2)	$(0.14)	$0.01	$(0.13)

Quarter Ended September 30, 2010
Laclede Gas Company	$(4.9)	$0.1	$(4.8)	$(0.22)	$(0.22)
Laclede Energy Resources, Inc.	3.3	(0.3)	3.0	0.15	0.14
Other	0.2	—	0.2	0.01	0.01
Total	$(1.4)	$(0.2)	$(1.6)	$(0.06)	$(0.07)
Per Share Amounts (2)	$(0.06)	$(0.01)	$(0.07)

Twelve Months Ended September 30, 2011
Laclede Gas Company	$53.8	$—	$53.8	$2.41	$2.41
Laclede Energy Resources, Inc.	9.0	1.4	10.4	0.40	0.47
Other	(0.4)	—	(0.4)	(0.02)	(0.02)
Total	$62.4	$1.4	$63.8	$2.79	$2.86
Per Share Amounts (2)	$2.79	$0.07	$2.86
Twelve Months Ended September 30, 2010
Laclede Gas Company	$39.8	$(0.1)	$39.7	$1.79	$1.78
Laclede Energy Resources, Inc.	15.7	(2.0)	13.7	0.71	0.61
Other	0.6	—	0.6	0.02	0.04
Total	$56.1	$(2.1)	$54.0	$2.52	$2.43
Per Share Amounts (2)	$2.52	$(0.09)	$2.43

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended September 30, 2011 and 2010, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $0.2 million and $(0.1) million, respectively. For the twelve months ended September 30, 2011 and 2010, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $0.9 million and $(1.3) million, respectively.

(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by company represent contributions to Laclede Group’s consolidated EPS.

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STATEMENTS OF CONSOLIDATED INCOME–UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended September 30		Twelve Months Ended September 30
	2011	2010	2011	2010

OPERATING REVENUES
Regulated Gas Distribution	$95,949	$83,103	$913,190	$864,297
Non-Regulated Gas Marketing	173,547	200,477	669,375	858,782
Other	1,550	451	20,742	11,950
Total Operating Revenues	271,046	284,031	1,603,307	1,735,029
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	39,244	30,352	549,947	519,905
Other operation expenses	36,597	33,526	147,889	141,995
Maintenance	6,536	6,653	25,049	27,244
Depreciation and amortization	9,981	9,428	39,214	37,572
Taxes, other than income taxes	7,986	7,117	60,752	61,407
Total Regulated Gas Distribution Operating Expenses	100,344	87,076	822,851	788,123
Non-Regulated Gas Marketing	168,332	195,566	652,567	836,687
Other	571	324	9,642	5,353
Total Operating Expenses	269,247	282,966	1,485,060	1,630,163
Operating Income	1,799	1,065	118,247	104,866
Other Income and (Income Deductions) - Net	(2,292)	1,406	177	3,120
Interest Charges:
Interest on long-term debt	5,740	6,146	23,161	24,583
Other interest charges	555	549	2,256	2,269
Total Interest Charges	6,295	6,695	25,417	26,852
Income (Loss) Before Income Taxes	(6,788)	(4,224)	93,007	81,134
Income Tax Expense (Benefit)	(3,961)	(2,627)	29,182	27,094
Net Income (Loss)	$(2,827)	$(1,597)	$63,825	$54,040

Average Number of Common Shares Outstanding:
Basic	22,136	22,009	22,099	21,986
Diluted	22,136	22,009	22,171	22,039

Basic Earnings (Loss) Per Share of Common Stock	$(0.13)	$(0.07)	$2.87	$2.43
Diluted Earnings (Loss) Per Share of Common Stock	$(0.13)	$(0.07)	$2.86	$2.43

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